UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 7, 2014
____________________
HEARTLAND PAYMENT SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32594	22-3755714
(State or other jurisdiction	(Commission File No)	(I.R.S. Employer
of incorporation or organization)	File No)	Identification Number)

90 Nassau Street, Princeton, New Jersey 08542
(Address of principal executive offices) (Zip Code)
(609) 683-3831
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act
(17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The Board of Directors of Heartland Payment Systems, Inc. (the “Company”) appointed Samir Michael Zabaneh as the Company’s Chief Financial Officer effective April 7, 2014.
Under the terms of an offer letter (the “Offer Letter”) between Mr. Zabaneh and the Company, Mr. Zabaneh will receive an annual base salary of $400,000 and is eligible for an annual bonus equivalent to 50% of his base salary for his personal performance and the Company’s achievement of key objectives to be established by the Company’s Board of Directors. However, Mr. Zabaneh’s bonus is guaranteed for 2014 and 2015, with his 2014 bonus being prorated based upon his start date.
Mr. Zabaneh will be entitled to receive a grant of restricted stock units equivalent to $1,000,000, with the number of restricted stock units issued based on the Company’s common stock closing price on April 7, 2014, and with each restricted stock unit representing a contingent right to receive one share of the Company’s common stock. Such restricted stock units vest in four equal annual installments beginning on April 7, 2015 and will also be subject to the terms and provisions of the Company’s amended and restated 2008 Equity Incentive Plan and related restricted stock unit agreement. In addition, Mr. Zabaneh will be entitled to participate in the Company’s group life, medical, dental and vision and 401k programs.
In addition, the Company will reimburse Mr. Zabaneh’s moving expenses incurred for his move from Ontario, Canada to the Princeton area in accordance with the Company’s relocation policy (“Moving Expenses”). The Moving Expenses will be grossed up for taxes to the extent that such Moving Expenses are considered income where he files his taxes. In addition, Heartland will pay for Mr. Zabaneh’s out of pocket expenses related to his commute, accommodations and family visits to Princeton through December 31, 2015 (“Commuting Expenses”), grossed-up for taxes. Commuting Expenses, grossed-up for taxes, shall not exceed $150,000.00 in aggregate in calendar year 2014, and shall not exceed $200,000 in aggregate for calendar year 2015.
Mr. Zabaneh and the Company have also entered into an Employee Confidential Information and Noncompetition Agreement (the “Agreement”). Subject to Mr. Zabaneh’s compliance with the confidentiality, non-competition, non-solicitation and other covenants set forth therein, the Agreement provides that in the event he is terminated by the Company for other than cause (as defined in the Agreement), disability (as defined in the Agreement), or resignation for good reason (as defined in the Agreement), he will be entitled to receive severance pay in an amount equal to the base salary that would have been paid to his during a twelve-month period plus medical benefits for twelve months and full and immediate vesting of the restricted stock units granted pursuant to the Offer Letter. In addition, if Mr. Zabaneh’s employment is terminated by the Company other than for cause (as defined in the Agreement), his employment with the Company is terminated due to his death, or his employment is terminated due to resignation for good reason (as defined in the Agreement), he shall also be entitled to receive a pro rata portion of any annual bonus that he would have been entitled to receive based on the number of days he was employed by the Company during such year.
The descriptions of the Offer Letter and Agreement set forth above do not purport to be complete and are qualified in their entirety by reference to the Offer Letter and Agreement.
A copy of the press release issued by the Company announcing the appointment of Samir Michael Zabaneh’s is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Robert H.B. Baldwin, Jr. has resigned as Interim Chief Financial Officer of the Company effective April 7, 2014 but will remain as the Vice Chairman of the Company.

Item 9.01     Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
10.1	Press Release dated April 7, 2014 announcing the appointment of Samir Michael Zabaneh as the Company’s Chief Financial

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 8, 2014
Heartland Payment Systems, Inc.
(Registrant)

By:	/s/ Charles H.N. Kallenbach
Charles H.N. Kallenbach
Chief Legal Officer and General Counsel